Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

OFA Group

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001 per share	Other	23,000,000	$1.40	$32,200,000	0.00015310	$4,929.82
	Total Offering Amounts					$32,200,000		$4,929.82
	Total Fee Offsets							$0
	Net Fee Due							$4,929.82

(1)

Represents (i) 250,000 ordinary shares, par value $0.001 per share (“Ordinary Shares”), which OFA Group (the “Registrant”) has agreed to issue to Atsion Opportunity Fund LLC – Series 1 (“Atsion”), (ii) and up to 22,694,445 Ordinary Shares which the Registrant may sell to Atsion from time to time, at the Registrant’s sole discretion, in accordance with that certain purchase agreement by and between the Registrant and Atsion dated as of July 14, 2025, relating to the issuance of up to $100,000,000 of Ordinary Shares (the “Purchase Agreement”) and (iii) up to 55,555 Ordinary Shares we may issue to IB Capital LLC.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that become issuable pursuant to the Purchase Agreement by reason of any non-cash dividend, share split, reverse share split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding Ordinary Shares, as applicable.

(2)	Estimated pursuant to Rules 457(c) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on August 8, 2025, which date is within five business days prior to the filing of this registration statement.